EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

Five Star Quality Care, Inc.

FVE Acquisition Inc.

and

LTA Holdings, Inc.

Dated as of September 23, 2004

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated September 23, 2004, is made by and among, Five Star Quality Care, Inc., a Maryland corporation (“Parent”), FVE Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and LTA Holdings, Inc., a Delaware corporation (“Company”).

        WHEREAS, the Boards of Directors of Parent, Sub and Company deem it advisable and in the best interests of their respective stockholders that Sub merge with and into Company, and such Boards of Directors have approved the merger (the “Merger”) of Sub with and into Company upon the terms and subject to the conditions set forth herein; and

        WHEREAS, stockholders of Company (collectively, the “Company Stockholders”), holding a majority of voting shares entitled to vote on the Merger, have concurrently with the execution and delivery hereof, executed and delivered a written consent to this Agreement and the Merger (the “Consent”); and

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

        Section 1.01.  The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Sub shall be merged with and into Company and the separate corporate existence of Sub shall thereupon cease, and Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the “DGCL”).

        Section 1.02.  Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver by each party entitled to the benefits of such condition, of each of the conditions to each party’s obligation to consummate the Merger contained in Article 8. When used in this Agreement, the term “Effective Time” shall mean the date and time at which such Certificate of Merger is so filed (or at such later time as may be specified in the Certificate of Merger).

ARTICLE 2
THE SURVIVING CORPORATION

        Section 2.01.  Certificate of Incorporation. The Certificate of Incorporation of Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

        Section 2.02.  By-Laws. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

        Section 2.03.  Directors and Officers of the Surviving Corporation. (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law.

        (b)  The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

ARTICLE 3
CONVERSION OF SHARES; DETERMINATION OF MERGER CONSIDERATION

        Section 3.01.  Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

        (a)  Each share of Company’s Class A Non-Voting Common Stock, par value $.001 per share (the “Class A Non-Voting Common Stock”), outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Class A Merger Consideration.

        (b)  Each share of Company’s Class B Common Stock, par value $.001 per share (the “Class B Common Stock” and, together with the Class A Non-Voting Common Stock, the “Common Stock”), outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Class B Merger Consideration.

        (c)  Each share of Company’s Series C Preferred Stock, par value $.001 per share (the “Series C Preferred Stock”), outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Series C Merger Consideration.

        (d)  Each share of Company’s Series D Preferred Stock, par value $.001 per share (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock,” and such Preferred Stock, together with the Common Stock, the “Shares”), outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Series D Merger Consideration.

        (e)  Each Share held in the treasury of Company, if any, immediately prior to the Effective Time shall be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.

        (f)  Each share of Common Stock of the Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and nonassessable share of Common Stock of the Surviving Corporation.

        Section 3.02.  Surrender And Payment. (a) If Company determines to do so, it may mail the letter of transmittal and instructions in the form attached as Exhibit A (the “Letter of Transmittal”) to each or any record holder of Shares prior to the Closing Date. No later than five days prior to the Closing Date, Company shall deliver to Parent a schedule (the “Section 3.02 Schedule”) setting forth the names of those Persons who have returned duly executed Letters of Transmittal, the number and type of shares of Common Stock or Preferred Stock held by those Persons and wire instructions for those Persons. Immediately following the Effective Time, and upon surrender by the Person(s) named in the Section 3.02 Schedule of (x) the stock certificate or certificates representing the Shares (the “Certificates”) held by such Person(s) and (y) a properly completed and duly executed Letter of Transmittal, Parent shall pay or shall cause Sub to pay (by wire transfer in immediately available funds to the account specified in the Section 3.02 Schedule) to the Persons complying with the foregoing, the applicable Final Merger Consideration payable in exchange for the Shares so surrendered, less any amounts in respect of transfer or other taxes required to be withheld. For the purposes of this Agreement, “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        (b)  Promptly after the Effective Time, Parent shall send to each holder of Shares outstanding immediately prior to the Effective Time (other than those Persons listed on the Section 3.02 Schedule) the Letter of Transmittal.

        (c)  At and after the Effective Time each holder of Shares outstanding immediately prior to the Effective Time shall be entitled to receive, upon surrender to Parent of a Certificate, together with a properly completed and duly executed Letter of Transmittal, the applicable Final Merger Consideration payable for each such Share represented by the surrendered Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the applicable Final Merger Consideration.

        (d)  If any portion of the applicable Final Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed and otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not payable.

        (e)  After the Effective Time, holders of Shares shall cease to have any rights as a holder of Shares, except for the right to surrender Certificates in the manner prescribed by Section 3.02(c) in exchange for payment of the applicable Final Merger Consideration, or in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 262 of the DGCL.

        (f)  Any portion of the Final Merger Consideration that remains unclaimed by the holders of Shares six months after the Effective Time shall be paid to the Surviving Corporation, and any such holder who has not exchanged such Shares for the applicable Final Merger Consideration in accordance with this Article 3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the applicable Final Merger Consideration in respect of such Shares. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

        Section 3.03.  Dissenting Shares. Notwithstanding Section 3.02, each Share outstanding immediately prior to the Effective Time that is held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into a right to receive the applicable Final Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the applicable Final Merger Consideration in accordance with Section 3.02. Company shall give Parent prompt notice of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

        Section 3.04.  Employee Stock Options. (a) At or immediately prior to the Effective Time, each In-the-Money Option, whether or not vested or exercisable, shall be cancelled, and thereafter shall represent only the right to receive an amount in cash equal to the Class A Merger Consideration for each Share for which such In-the-Money Option is then exercisable (assuming full vesting of such In-the-Money Option) less the applicable exercise price of such In-the-Money Option.

        (b)  Each and any other option or warrant or other right to purchase or otherwise acquire Shares which is outstanding immediately prior to the Effective Time (including any Company Options which are not In-the-Money Options) shall be cancelled at the Effective Time, and no consideration shall be paid in exchange therefor and each holder of such option, warrant or other right shall thereafter cease to have any rights with respect thereto.

        (c)  At the Effective Time, each participant (or the beneficiary thereof) in the Deferred Compensation Plan shall be entitled to receive with respect to each Deemed Share, if any, credited to each such participant’s account under the Deferred Compensation Plan as of the Effective Time, an amount in cash equal to the Class A Merger Consideration.

        Section 3.05.  Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation in accordance with Section 3.02(c), they shall be exchanged for the applicable Final Merger Consideration.

        Section 3.06.  Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the applicable Final Merger Consideration for each affected class or series of Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

        Section 3.07.  Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

        Section 3.08.  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Final Merger Consideration to be paid in respect of the Shares represented by such Certificate in accordance with Section 3.02.

        Section 3.09.  Closing; Revisions to Determination Date. (a) Subject to Section 3.09(b), the Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, MA, at 10:00 a.m., local time, on the fifth business day after the day on which each of the conditions set forth in Article 8 hereof are satisfied, or waived by each of the parties entitled to the benefits of such condition, or at such other date, time and place as Parent and Company shall agree.

        (b)  Notwithstanding Section 3.09(a),

(i) if the Closing would otherwise take place less than five business days prior to the last day of a calendar quarter, the Closing and the Closing Date shall take place on the first business day of the next calendar quarter and the Determination Date shall, automatically and without any further action by any party, become the last day of the second calendar month preceding the Closing Date; and

(ii) if any of the conditions to Closing remains unsatisfied (or has not been waived) as of the first business day prior to the Expected Closing Date (as such Expected Closing Date is initially agreed by the parties or as revised pursuant to this Section 3.09(b)(ii)), the parties shall agree upon a revised Expected Closing Date, and the Determination Date shall, subject to Section 3.09(b)(i), automatically and without any further action by any party, become the last day of the calendar month preceding such revised Expected Closing Date.

        Section 3.10.  Closing Balance Sheet. (a) As promptly as practicable, but in any event not later than 20 calendar days, after the Determination Date, Company will cause to be prepared and delivered to each of Ernst &Young LLP (Nashville) (“E&Y”) and Parent the consolidated balance sheet of Company as of the Determination Date (the “Closing Balance Sheet”) and the Adjusted Closing Balance Sheet (defined below). The Closing Balance Sheet shall present fairly, in all material respects, the consolidated financial position of the Company as of the

Determination Date and be prepared in accordance with GAAP and accounting policies and practices applied on a basis consistent with the preparation of the Balance Sheet. The Adjusted Closing Balance Sheet (the “Adjusted Closing Balance Sheet”) shall be the Closing Balance Sheet adjusted in the manner described on Exhibit B (the “Adjustments”), which includes a sample of the Adjusted Closing Balance Sheet as if the Closing had occurred on July 31, 2004. The Closing Balance Sheet and the Adjusted Closing Balance Sheet shall both include line items consistent with those in the Balance Sheet and (other than as required by the Adjustments). At such time as Company delivers the Closing Balance Sheet and Adjusted Closing Balance Sheet, it shall also deliver to E&Y its preliminary determination of the Merger Consideration (the “Preliminary Determination of Merger Consideration”).

        (b)  E&Y thereafter shall perform the procedures set forth on Exhibit C (the “Agreed-Upon Procedures”) with respect to the Closing Balance Sheet, the Adjusted Closing Balance Sheet and the Preliminary Determination of Merger Consideration. E&Y, on the second business day prior to the Closing Date, shall deliver to Company and Parent the Agreed-Upon Procedures Report referred to in Exhibit C regarding the Closing Balance Sheet, the Adjusted Closing Balance Sheet, and the Preliminary Determination of Merger Consideration (such Closing Balance Sheet, Adjusted Closing Balance Sheet and Preliminary Determination of Merger Consideration as adjusted pursuant to any findings of the Agreed-Upon Procedures Report, the “Final Closing Balance Sheet”, “Final Adjusted Closing Balance Sheet” and “Final Merger Consideration”, respectively). Absent manifest error, the Final Merger Consideration shall be final and binding on Company and Parent; provided that if the sale of the equity interests of one of the Company Subsidiaries in Morningside of Albany Company (the “Albany Sale”) occurs after the delivery by Company to E&Y of its preliminary determination of Merger Consideration pursuant to Section 3.10(a) and prior to the Effective Time (and the net proceeds therefrom have not been included in the determination of Final Merger Consideration as described in the Agreed-Upon Procedures Report), then the Final Merger Consideration shall be increased by the amount of net proceeds from such sale and provided further that, to the extent that the aggregate amount of Final Company Transaction Costs differs from the aggregate amount of Company Transaction Costs reflected in the Adjusted Closing Balance Sheet (such corresponding amount, the “Preliminary Company Transaction Costs”), then the Final Merger Consideration shall be increased if the Preliminary Company Transaction Costs exceed the Final Company Transaction Costs, or decreased if the Final Company Transaction Costs exceed the Preliminary Company Transaction Costs, in each case by the amount of such difference.

        (c)  Parent and Company agree that they will, and Company agrees to cause each Company Subsidiary to, cooperate with and assist E&Y in performing the Agreed-Upon Procedures with respect to the Closing Balance Sheet, the Adjusted Closing Balance Sheet, and the Preliminary Determination of Merger

Consideration, including the making available to the extent necessary of books, records, work papers and personnel of Company and the Company Subsidiaries.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company represents and warrants to Parent as of the date hereof that, except as set forth on the Company Disclosure Schedule delivered to Parent contemporaneously herewith (the “Company Disclosure Schedule”):

        Section 4.01.  Organization. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and to own, lease and manage all of the properties owned, leased or managed by it. Company is duly qualified as a foreign corporation to do business and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, a “Company Material Adverse Effect”means any event, circumstance, condition, development or occurrence resulting in a material adverse effect on (i) the business, liabilities, results of operations or financial condition of Company and the Company Subsidiaries, taken as a whole, (ii) the ability of Company to perform its obligations under this Agreement or (iii) the ability of Company to consummate the Merger; provided that “Company Material Adverse Effect” shall exclude any effect resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of Company or any Company Subsidiary or (iii) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism or war or otherwise) affecting the U.S. economy or assisted living industry generally.

        (b)  Company has delivered to Parent complete and accurate copies of each of its Charter Documents.

        Section 4.02.  Capitalization. The authorized capital stock of Company consists of (i) 4,000,000 shares of Class A Non-Voting Common Stock; (ii) 8,250,000 shares of Class B Common Stock; (iii) 280,000 shares of Series C Preferred Stock; and (iv) 720,000 shares of Series D Preferred Stock. As of the date hereof, there are outstanding (i) 1,065,927.6 shares of Class A Non-Voting Common Stock; (ii) 3,880,743.6 shares of Class B Common Stock; (iii) 280,000 shares of Series C Preferred Stock; (iv) 321,000.6 shares of Series D Preferred Stock; and (v) Company Options to purchase an aggregate of 847,653.3 shares of

Class A Non-Voting Common Stock. Under the Deferred Compensation Plan, Company has credited an aggregate of 5,688.58 Deemed Shares to participant accounts as of the date of this Agreement. Section 4.02 of the Company Disclosure Schedule sets forth the number, class or series and record owner of the issued and outstanding Shares, Company Options and Deemed Shares, in each case as of the date of this Agreement. All of the outstanding Shares were validly issued and are fully paid and nonassessable and not subject to any preemptive (or similar) rights. All of the Company Options were validly issued. To Company’s knowledge, none of the outstanding Shares, Company Options or Deemed Shares are subject to any Lien. The Shares of Class B Common Stock identified in Section 4.02 of the Company Disclosure Schedule as being outstanding on the date of this Agreement (together with Shares issued after the date of this Agreement, if any, on exercise of Company Options) are the only capital stock of Company entitled to vote on the Merger. Except as described above, there are not now, and at the Effective Time there will not be, any outstanding shares of capital stock or other voting securities of Company or any outstanding options, warrants, subscriptions, calls, rights, convertible or exchangeable securities or other agreements or commitments obligating Company to issue, grant or extend any option, warrant, subscription, call, right, convertible or exchangeable security or to transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or other voting securities, or the capital stock or other voting securities of any Company Subsidiary.

        Section 4.03.  Subsidiaries. (a) Section 4.03 of the Company Disclosure Schedule sets forth each Company Subsidiary’s correct legal name, form and jurisdiction of organization and the type and percentage of Company’s interest in such Company Subsidiary. Company does not directly or indirectly own any equity or voting interest in any other Person, foreign or domestic. With respect to the Company Subsidiaries that are not wholly-owned, neither Company nor any Company Subsidiary has (i) any obligation to make any loan, advance or capital contribution to or investment in any such Company Subsidiary, (ii) any liability for the obligations of any such Company Subsidiary or (iii) any other obligations to any such Company Subsidiary.

        (b)  Each Company Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Company Subsidiary that is a partnership or a limited liability company is duly formed and validly existing under the laws of its jurisdiction of formation.

        (c)  Each Company Subsidiary has the corporate power, the partnership power or the limited liability company power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted and to own, lease and manage all of the properties owned, leased or managed by it, as the case may be.

        (d)  Each Company Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where its failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary that is a partnership or limited liability company is duly qualified as a foreign partnership or limited liability company authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where its failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

        (e)  All of the outstanding shares of capital stock or other ownership interests of the Company Subsidiaries are validly issued, fully paid and nonassessable.

        (f)  All of the outstanding shares of capital stock of, or other ownership interests in, each Company Subsidiary owned by Company or a Company Subsidiary are owned by Company or by a Company Subsidiary free and clear of any Liens. There are not now, and at the Effective Time there will not be, any outstanding shares of capital stock or other ownership interests of any Company Subsidiary or options, warrants, subscriptions, calls, rights, convertible or exchangeable securities or other agreements or commitments obligating Company or any Company Subsidiary to issue, grant or extend any option, warrant, subscription, call, right, convertible or exchangeable security or to transfer, sell, redeem, repurchase or otherwise acquire any shares of the capital stock or other ownership interests of any Company Subsidiary.

        (g)  At the Effective Time there will not be any voting trusts, standstill, stockholder or other agreements or understandings relating to the voting, holding or disposition of any of the capital stock or other ownership interests of Company or any Company Subsidiary to which Company or any Company Subsidiary is a party or is bound.

        Section 4.04.  Authority Relative to this Agreement. Company has the corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Company, and no other corporate or stockholder action or proceedings on the part of Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

        Section 4.05.  Consents and Approvals; No Violations. Except for the filing of an appropriate certificate of merger (the “Certificate of Merger”) in such form as required by, and executed in accordance with the relevant provisions of, the DGCL, and those other filings, permits, authorizations, consents or approvals specifically identified in Section 4.05 of the Company Disclosure Schedule or which have already been obtained or the failure of which to be made or obtained would not individually or in the aggregate have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other third party is necessary for the consummation by Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Charter Documents of Company or any Company Subsidiary, (b) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in any other change of any right or obligation or the loss of any benefit to which Company or any Company Subsidiary is entitled) under, any of the terms, conditions or provisions of any Material Contract to which Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (c) result in the creation or imposition of any Lien or other adverse claim of any kind, including any Lien for Taxes, on any asset of Company or any Company Subsidiary, or (d) violate any order, writ, injunction, decree, or Law applicable to Company, any Company Subsidiary or any of their properties or assets, except in the case of clauses (b), (c) and (d) for Liens, claims, violations, breaches or defaults which would not individually or in the aggregate have a Company Material Adverse Effect.

        Section 4.06.  Financial Statements. The audited consolidated balance sheet as of December 31, 2003 (the “Balance Sheet”) and the related audited consolidated statements of income and cash flows for the year ended December 31, 2003 and the unaudited interim consolidated balance sheet as of June 30, 2004 and the related unaudited interim consolidated statements of income and cash flows for the 6 months ended June 30, 2004, of Company and the Company Subsidiaries and unaudited operating statements for each Company Facility for the months ended April 30, 2004, May 31, 2004, June 30, 2004 and July 31, 2004 (all of such financial statements, collectively, the “Company Financial Statements”) included in Section 4.06 of the Company Disclosure Schedule present fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, applied on a consistent basis (“GAAP”) (except as may be indicated in the notes thereto), the consolidated financial position of Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the unaudited interim financial statements), it being understood that such unaudited interim consolidated balance sheet, unaudited operating statements and unaudited statements of income and cash flows do not include all of the information and notes required by GAAP for complete financial statements.

        Section 4.07.  Absence of Certain Changes or Events. Since June 30, 2004, (a) neither Company nor any Company Subsidiary has taken any of the actions set forth in Section 6.01 and (b) there has not been any event or development, including (i) any change in the financial condition, results of operations, business, properties, assets or liabilities, (ii) any termination, cancellation or material curtailment of the business relationship with any customer or group of affiliated customers or suppliers, (iii) any damage or destruction in the nature of a casualty loss, (iv) to the knowledge of Company as of the date hereof, any change to existing legislation or regulatory requirements applicable to Company or any Company Subsidiary, (v) any actual or threatened strike or other labor trouble or dispute, or (vi) any extraordinary item (as defined by GAAP) resulting in a loss, in the case of each subsection of this clause (b), that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.08.  Litigation. Section 4.08 of the Company Disclosure Schedule identifies all suits, actions or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any Company Subsidiary or any of their directors or officers in their capacity as such or seeking to enjoin the transactions contemplated by this Agreement. None of the matters identified in Section 4.08 of the Company Disclosure Schedule, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, citation, settlement agreement, rule or order of any Governmental Authority or arbitrator outstanding against Company or any Company Subsidiary having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

        Section 4.09.  Absence of Undisclosed Liabilities. Except for liabilities or obligations which (i) are accrued or reserved against in any of Company Financial Statements (or reflected in the notes thereto), or (ii) were incurred after June 30, 2004 in the ordinary course of business and consistent with past practices and which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a corporate balance sheet or the notes thereto.

        Section 4.10.  Material Contracts. (a) Neither Company nor any Company Subsidiary is a party to or bound by:

(i) any lease (whether of real or personal property and including Leases) providing for annual rentals of $100,000 or more that cannot be terminated on not more than 30 days’ notice without payment by Company or any Company Subsidiary of any material penalty;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Company and the Company Subsidiaries of $100,000 or more or (B) aggregate payments by Company and the Company Subsidiaries of $200,000 or more, in each case that cannot be terminated on not more than 30 days’ notice without payment by Company or any Company Subsidiary of any material penalty;

(iii) any agreement with a labor union or association or other employee group;

(iv) any agreement for employment or consulting services that provides for annual payments by Company or any Company Subsidiary of $100,000 or more, or any retention, severance or change in control agreement with any consultant or employee;

(v) any partnership, joint venture or other similar agreement or arrangement;

(vi) any agreement relating to the acquisition or disposition of any Company Facility or any other material business or material asset (whether by merger, sale of stock, sale of assets or otherwise);

(vii) any agreement, including any mortgage or other grant of security interests, note, guaranty, subordination or intercreditor agreement, relating to indebtedness for borrowed money or the deferred purchase price of property, including capitalized leases (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement entered into subsequent to the date of this Agreement as permitted by Section 6.01;

(viii) any Consulting and Services Agreement or any other agreement with a Person other than Company or any Company Subsidiary relating to the management, operation or servicing of a Company Facility which obligates Company or any Company Subsidiary to incur charges in excess of $100,000 annually and is not terminable without fee or penalty upon 30 or fewer days’ notice;

(ix) any agreement that limits the freedom of Company or any Company Subsidiary to compete in any line of business or with any Person or in any area;

(x) any agreement to indemnify for non-compliance or breach of an Environmental Law (other than the Leases);

(xi) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission);

(xii) any agreements to enter into any of the above; or

(xiii) any agreement the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect.

        (b)  Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed in the Company Disclosure Schedule pursuant to this Section 4.10 (each, a “Material Contract”) is a valid and binding agreement of Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of Company, any Company Subsidiary or, to Company’s knowledge, any other party thereto is in default or breach in any respect under the terms of any such Material Contract, except for any such defaults or breaches which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.Company has provided true, complete and correct copies of each Material Contract to Parent.

        Section 4.11.  Taxes. All Tax returns, schedules, statements, reports, forms and amendments thereto (collectively, the “Returns”) that are material and required to be filed with any Taxing Authority on or before the date hereof by, or with respect to, Company or any Company Subsidiary have been timely filed on or before the Closing Date, and, all such Returns are true, correct and complete in all material respects. Without limiting the foregoing sentence, Company has attached (or will have attached) to its federal Income Tax Return for 2003, in respect of its 2003 Tax year and in respect of any earlier Tax year of Company or any Company Subsidiary for which such information statements should have been filed but were not, the information statements required by Treasury Regulations Sections 1.382-2T(a)(2)(ii), 1.1502-92(e), or 1.1502-94(d). All such Returns have been prepared in accordance with all applicable Law in all material respects. All Taxes shown to be due on such Returns and material Taxes otherwise due have been timely paid by Company and the Company Subsidiaries. The charges, accruals and reserves for Taxes with respect to Company and the Company Subsidiaries reflected on the books of Company and the Company Subsidiaries are adequate, under GAAP, to cover material Tax liabilities accruing through the end of the last period for which Company and the Company Subsidiaries ordinarily record items on their respective books. Neither Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and neither Company nor any Company Subsidiary has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement. Neither Company nor any Company

Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986 (the “Code”), or any similar affiliated group for Tax purposes under state, local or foreign law (other than a group comprised solely of one or more of Company or the Company Subsidiaries), or has any liability for Taxes of another Person (other than one or more of Company or the Company Subsidiaries) under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise. Neither Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Sections 355 or 356 of the Code in the two (2) years prior to the date of this Agreement. There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Company or any Company Subsidiary in respect of any material Tax. Neither Company nor any Company Subsidiary has taken any deduction or received any Tax benefit arising from participation in a “tax shelter” as defined for purposes of Section 6111(c) of the Code or has “participated” in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b). Except for Company and LifeTrust America, Inc., each Company Subsidiary is, and since its formation has been, properly characterized as a partnership or a “disregarded entity”under Treasury Regulation Sections 301.7701-2 and 301.7701-3 for United States federal (and except as set forth in Section 4.11 of the Company Disclosure Schedule for state and local) income tax purposes and not as an association taxable as a corporation nor, for avoidance of doubt, as a “publicly traded partnership” treated as a corporation under Section 7704 of the Code (or any similar Tax Law).

        Section 4.12.  Title to Properties; Encumbrances. Each of Company and the Company Subsidiaries has good, valid and marketable (and, in the case of any Owned Real Property, fee simple) title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including all the properties and assets reflected in the consolidated balance sheet of Company and the Company Subsidiaries as of June 30, 2004 included in the Company Financial Statements, other than supplies, inventory and equipment used, sold or transferred since such date in the ordinary course of business. None of such properties or assets are subject to any Lien of any kind (whether absolute, accrued, contingent or otherwise), except for Permitted Liens and the matters described in the Title Policies and Surveys.

        Section 4.13.  Compliance with Applicable Law; Licenses and Permits. (a) Company, each of the Company Subsidiaries and each Company Facility have been and are in compliance with all applicable Laws, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b)  To the actual knowledge, without independent investigation, of W. Patrick Mulloy II and Carl Johnson, as of the date hereof, Company and each

Company Subsidiary possess and have been and is in compliance with all permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all Laws, and from all Governmental Authorities, required by Company and each Company Subsidiary to carry on their respective businesses as currently conducted and to use, operate, own or lease, and occupy each Company Facility in the manner currently used, operated, owned or leased, and occupied (collectively, “Permits”) except where the failure to have or be in compliance with a Permit would not be reasonably likely to have, individually or in the aggregate, an adverse effect on the operation of a Company Facility. The Permits are valid and in full force and effect. Except for those Permits obtained in the ordinary course of business with respect to which Company has a reasonable expectation that such Permits shall continue to remain in effect until the Effective Time, no Permit is provisional or conditional and no appeals have been taken or are pending with respect to any Permit. Neither Company nor any Company Subsidiary is in default under and no condition exists that with notice or lapse of time or both would constitute a default under, any Permit and neither Company nor any Company Subsidiary has received written notice from any Governmental Authority that it is not in compliance with any Permit, which non-compliance has not been cured. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

        (c)  Section 4.13(c)(i) of the Company Disclosure Schedule sets forth a list of all operating licenses required for the operation of each of the Company Facilities. Section 4.13(c)(ii) of the Company Disclosure Schedule sets forth, to the Company’s knowledge, a list of all other Permits held by the Company or any Company Subsidiary.

        Section 4.14.  Company Facilities. (a) Section 4.14(a) of the Company Disclosure Schedule identifies each assisted living facility (or the equivalent designation thereof in any given jurisdiction) owned, operated or managed by Company or a Company Subsidiary (the “Company Facilities”) including the street address and the current licensed capacity of such Company Facility and whether such Company Facility is located on real property owned or leased by Company or a Company Subsidiary.

        (b)  If such Company Facility is located on real property owned by Company or a Company Subsidiary (“Owned Real Property”) or on real property leased by Company or a Company Subsidiary (“Leased Real Property”), Section 4.14(a) of the Company Disclosure Schedule also contains the name of the record owner of such real property and in the case of Leased Real Property, the landlord thereof.

        (c)  Neither Company nor any Company Subsidiary owns or leases any real property other than a Company Facility.

        (d)  Section 4.14(d) of the Company Disclosure Schedule identifies each lease and sublease under which Company or a Company Subsidiary leases the Leased Real Property (each a “Lease”) and each consulting and services agreement under which Company or any Company Subsidiary operates or manages any Company Facility (each a “Consulting and Services Agreement”). Company has delivered to Parent complete and accurate copies of each Lease and each Consulting and Services Agreement as amended through the date hereof. Each Lease and Consulting and Services Agreement constitutes the entire agreement between the parties thereto in connection with the subject of such agreement.

        (e)  The plants, buildings and structures comprising each Company Facility currently have valid legal access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the operation of such Company Facility as heretofore conducted. None of such plants, buildings or structures encroaches upon real property of another Person, and, to Company’s knowledge, no structure of any other Person substantially encroaches upon any of the real property on which any Company Facility is located.

        (f)  To Company’s knowledge, within the twelve months prior to the date of this Agreement, (i) neither Company nor any Company Subsidiary has made any alterations or otherwise modified any of the buildings or improvements located on any Owned Real Property or Leased Real Property in a manner that would affect the footprint of such improvements since the date of the Survey for such Owned Real Property or Leased Real Property and (ii) neither Company nor any Company Subsidiary has constructed any improvements on any Owned Real Property or Leased Real Property.

        Section 4.15.  Resident Admissions Agreements; Rent Rolls. Set forth in Section 4.15 of the Company Disclosure Schedule is a list of the residents currently residing in the Company Facilities (the “Residents”), the apartment unit and Company Facility where such Resident resides and the current monthly fee charged to each of the Residents (the “Rent Roll”). To Company’s knowledge, no Resident has any valid claim for, or right to, any reduction, or for any setoff against, fees and other charges paid or payable by Residents under the Resident Admissions Agreements in connection with their occupancy of the Company Facilities, except for reason of advance payments or deposits made pursuant to the Resident Admissions Agreements and set forth in the Rent Roll. Parent has been furnished with true and complete copies of (i) the Resident Admissions Agreement form currently used in each of the Company Facilities, including standard rent and rate schedules for services provided by Company and (ii) each Medicaid Reimbursement Agreement to which a Company Subsidiary is a party.

        Section 4.16.  Labor Matters. (a) Neither Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement with a labor union or labor organization;

        (b)  there is no unfair labor practice or labor arbitration proceeding pending or, to Company’s knowledge, threatened against Company or any Company Subsidiary relating to their business; and

        (c)  to Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any Company Subsidiary.

        Section 4.17.  Employee Benefit Plans; ERISA. (a) With respect to each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement (the “Plans”), currently maintained or contributed to or required to be contributed to by (i) Company, (ii) any Company Subsidiary or (iii) any trade or business, whether or not incorporated (a “Company ERISA Affiliate”), that together with Company is a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974 (“ERISA”), for the benefit of any employee or former employee of Company or any Company Subsidiary and with respect to which Company or any Company Subsidiary has any actual or contingent liability (the “Company Plans”), Company has heretofore delivered or made available to the Parent, upon request, copies of each of the following documents:

(i) a copy of each Company Plan (including all amendments thereto);

(ii) a copy of the annual report, if required under ERISA, with respect to each such Company Plan for the most recent plan year ending prior to the date hereof for which such reports are available;

(iii) if the Company Plan is funded through a trust or any other third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto);

(iv) the most recent determination letter received prior to the date hereof from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code;

(v) a copy of each Company Plan’s most recent Form 5500 that is required to be filed; and

(vi) a copy of the most recent financial statement, and the most recent actuarial report, if any, for each Company Plan.

        (b)  Neither Company nor any Company ERISA Affiliate sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Plan subject to Title IV of ERISA.

        (c)  Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification and no amendment has been made to any such Company Plan since the date of such letter that Company deems is reasonably likely to result in the disqualification of such Plan.

        (d)  Each of the Company Plans has been operated and administered in all respects in accordance with applicable laws, including, but not limited to, ERISA and the Code, except for any failure to so operate or administer such Company Plans that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (e)  Except as expressly provided in this Agreement or the Company Disclosure Schedule or as otherwise agreed in writing by Parent and Company, the consummation of the transactions contemplated by this Agreement will not, in the absence of any other event or occurrences,

(i) entitle any current or former employee or officer of Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, specifically including any amount that would be treated as a parachute payment under Section 280G of the Code, or

(ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

        (f)  There are no pending or, to Company’s knowledge, threatened claims by or on behalf of any of the Company Plans, by any employee or beneficiary covered under any such Company Plan involving any such Company Plan (other than routine claims for benefits), other than any such claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (g)  None of Company, any Company Subsidiary, any Company ERISA Affiliate, any of the Company Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which any such Person, or any party dealing with the Company Plans or any such trust would reasonably be expected to be subject to either a civil liability under Section 409 of ERISA or Section 502(i) of ERISA, or a Tax imposed pursuant to

Section 4975 or 4976 of the Code, other than any such liability or tax that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (h)  Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list of each Company Plan.

        Section 4.18.  Insurance. Section 4.18 of the Company Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained as of the date hereof by or on behalf of Company and the Company Subsidiaries, and a description of any self-insurance arrangements by or affecting Company or a Company Subsidiary, including any reserves established thereunder. Company has provided to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect, no notice of default termination has been received in respect thereof and all premiums due thereon have been paid.

        Section 4.19.  Intellectual Property. (a) Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the “Company Intellectual Property”) necessary to carry on the business of Company and the Company Subsidiaries, taken as a whole, as currently conducted. Neither Company nor any Company Subsidiary has received any written notice of infringement of or challenge to validity or enforceability of, and, there are no claims pending with respect to the rights of others to the use of, and Company Intellectual Property that, in any such case would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To Company’s knowledge, there is no basis for any such claims. To Company’s knowledge, no other Person is infringing any Company Intellectual Property, except such infringement as would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. Neither Company nor any Company Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the intellectual property or proprietary rights of any other Person, except such violations and infringements as would not have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)  Section 4.19 of the Company Disclosure Schedule sets forth a complete list of all material Company Intellectual Property, whether or not registered. Parent has been furnished with true and complete copies of all licenses of material Company Intellectual Property from any third party or to any third party.

        Section 4.20.  Affiliate Agreements. There are no oral or written agreements or transactions between Company or any Company Subsidiary on the one hand and any (i) officer or director of Company or any Company Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Company or any Company Subsidiary or (iii) an Affiliate or Associate (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of any such officer, director or beneficial owner on the other hand, other than payment of compensation for services rendered by its employees in the ordinary course of employment for Company or any Company Subsidiary.

        Section 4.21.  Environmental Matters. (a) (i) Company and each Company Subsidiary is in material compliance with all Environmental Laws; (ii) neither Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law or concerning any third-party investigation of Company or any Company Subsidiary under any Environmental Law (including investigations of any site where Company or any Company Subsidiary may have disposed or arranged for the disposal or treatment of any Hazardous Substance); (iii) there has been no written environmental audit or assessment conducted by or on behalf of Company or any Company Subsidiary and in the possession, custody or control of Company or any Company Subsidiary of any property currently or formerly owned, leased or operated by Company or any Company Subsidiary which has not been provided to Parent prior to the date hereof, (iv) no property now or, to Company’s knowledge, formerly owned, operated or leased by Company or any Company Subsidiary is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended or on any other public list of contaminated sites maintained by any Governmental Authority under Environmental Law; (v) neither Company nor any Company Subsidiary to Company’s knowledge, any other Person has ever Released or caused the Release of any Hazardous Substance under or onto any property now or formerly owned, leased or operated by Company or any Company Subsidiary which Release would constitute a violation of, require reporting to or notification of any Governmental Authority pursuant to, or require investigation or clean-up under, any Environmental Law; and (vi) neither Company nor any Company Subsidiary owns or operates or otherwise uses any underground storage tanks.

        (b)  For the purposes of this Agreement, (i) “Environmental Law” means all applicable statutes, laws (including common law), regulations, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals or requirements or authorizations of any Governmental Authority relating to the environment, pollution, the effect of the environment, pollutants or other hazardous substances on human health and safety or natural resources, including those relating to the use, generation, handling or disposal of, or Release to the environment of chemicals, pollutants, contaminants, medical wastes or toxic, industrial, hazardous, radioactive or infectious substances, materials or wastes , (ii) “Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyls, radioactive material or other substance regulated by or under any Environmental Law; and (iii) “Release” means any release, pumping, pouring, emptying, injecting, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

        Section 4.22.  Bank Accounts. Section 4.22 of the Company Disclosure Schedule contains a complete and accurate list of the name of each bank in which Company and each Company Subsidiary has an account and Company has provided Parent the account numbers of each such account and the names of all Persons authorized to draw thereon.

        Section 4.23.  Anti-Takeover Statutes. Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies to the Merger, this Agreement or any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to the Merger, this Agreement or any of the transactions contemplated hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Company, as of the date hereof, as follows:

        Section 5.01.  Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all corporate powers and all licenses, authorizations, permits, consents and approvals of Governmental Authorities required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or materially delay or impair the ability of Parent or its subsidiaries (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”) to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”); provided that “Parent Material Adverse Effect” shall exclude any effect resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of Company or any Company Subsidiary or (iii) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism or war or otherwise) affecting the U.S. economy or assisted living industry generally. Sub was formed on September 21, 2004 and has engaged in no activity other than in connection with or as contemplated by this Agreement.

        Section 5.02.  Authority Relative to this Agreement. Each of Parent and Sub has the corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Sub and duly approved and adopted by the stockholders of Sub, and no other corporate or stockholder action or proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

        Section 5.03.  Consents And Approvals; No Violations. Except for the filing and recordation of the Certificate of Merger as required by the DGCL, and those filings, permits, authorizations, consents or approvals specifically identified on Section 5.03 of the Disclosure Schedule or which have already been obtained or the failure of which to be made or obtained would not, individually or in the aggregate, have a Parent Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other third party is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by each of Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby, nor compliance by each of Parent and Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of its Charter Documents, (b) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or result in any other change of any right or obligation or the loss of any benefit to which Parent or any Parent Subsidiary is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (c) result in the creation or imposition of any restriction, Lien or other adverse claim of any kind, including any Lien for Taxes, on any asset of Parent or any Parent Subsidiary, or (d) violate any order, writ, injunction, decree or Law applicable to Parent, any Parent Subsidiary or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have a Parent Material Adverse Effect.

        Section 5.04.  Litigation. There is no suit, action or proceeding pending or, to Parent’s knowledge, threatened against or affecting Parent or any Parent Subsidiary, that could materially impair Parent’s or Sub’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

        Section 5.05.  Financing. Attached as Exhibit D is a true and complete copy of a commitment letter pursuant to which Senior Housing Properties Trust has agreed to provide to Sub, subject solely to the conditions set forth therein, between $115,000,000 and $117,000,000 in immediately available funds. Such letter agreement is in full force and effect as of the date hereof and will continue to be in full force and effect until the Closing. Taken together with the net proceeds from the Loan (as defined in the commitment letter attached hereto as Exhibit D) and Parent’s unencumbered cash on-hand in bank accounts of Parent (“Parent Cash”), Parent and Sub have, and at all times until such payments are made will have, sufficient cash to enable them to make payment of the Final Merger Consideration and any other amounts to be paid by them hereunder or in connection with the Closing (such payments together, the “Closing Payments”). Parent Cash is being held, and will at all times from the date hereof until the Closing Payments are made continue to be held, by Parent for the sole purpose of making the Closing Payments. Parent hereby represents and warrants that its use of the proceeds that it receives from the Loan to make the Closing Payments does not (i) conflict with or result in a breach or default of any other agreement to which Parent or any Affiliate of Parent is a party or becomes a party at any time prior to the Closing, or (ii) require any consent or other action by any Person.

        Section 5.06.  Inspections; No Other Representations. Parent and Sub are informed and sophisticated purchasers, and have engaged expert advisors, experienced in the evaluation and purchase of companies such as Company and the Company Subsidiaries as contemplated hereunder. Parent and Sub have undertaken such investigation and have been provided with and have evaluated such documents and information as they have deemed necessary to enable them to make informed and intelligent decisions with respect to the execution, delivery and performance of this Agreement. Parent and Sub acknowledge that Company has given each of Parent and Sub complete and open access to the key employees, documents and facilities of Company and the Company Subsidiaries. Parent and Sub will undertake prior to Closing such further investigation and request such additional documents and information as they deem necessary. Parent and Sub agree that the satisfaction of the conditions set forth in Article 8 and the acquisition of Company in the Merger shall be based upon their own inspection, examination and determination with respect thereto, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Company, except, in each case, as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Parent and Sub acknowledge that Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company and the Company Subsidiaries or the future business and operations of Company and the Company Subsidiaries or (ii) any other information or documents made available to Parent, Sub or their respective counsel, accountants or advisors with respect to Company or the Company Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.

ARTICLE 6
CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.01.  Conduct Of Business By Company Pending the Merger. From the date of this Agreement to the Closing, unless Parent shall otherwise agree in writing and except as required by this Agreement or as contemplated by the Company Disclosure Schedule:

        (a)  The respective businesses of Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and there shall be no material changes in the conduct of the operations of Company or any Company Subsidiary;

        (b)  Company shall not, and shall not permit any Company Subsidiary to, (i) sell or pledge or agree to sell or pledge any stock owned by it in any Company Subsidiary; (ii) amend its Charter Documents; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution;

        (c)  Neither Company nor any of the Company Subsidiaries shall (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) except as a result of the exercise of Company Options outstanding as of the date of this Agreement; (ii) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person; (iii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets in any transaction with any Affiliate of Company; (iv) except as permitted by clause (ix) below, acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets with a fair market value in excess of $100,000 in any one or a series of related transactions with Persons who are not Affiliates of Company or $200,000 in the aggregate (provided the foregoing shall not restrict the purchase of inventory or supplies in the ordinary course of business consistent with past practice and shall not prohibit the Albany Sale); (v) amend or modify the terms of, or exercise any right or option to extend or renew the term of, terminate, or grant waivers with respect to any Material Contract or enter into any new Material Contract (other than the termination of any or all of the Consulting and Services Agreements); (vi) incur, assume or prepay any indebtedness for borrowed money or, other than in the ordinary course of business and consistent with past practices, incur, assume or prepay any other indebtedness or material liabilities; (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than obligations of a Company Subsidiary in the ordinary course of business and consistent with past practices; (viii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company Subsidiaries and other than the extension of trade credit to customers and suppliers, in either case in the ordinary course of business and consistent with past practices; authorize capital expenditures (A) in excess of the amount currently budgeted therefor as set forth in Section 6.01(c)(ix) of the Company Disclosure Schedule or (B) capital expenditures made in the ordinary course of business consistent with past practice in amounts which do not exceed $50,000 individually or $250,000 in the aggregate; (x) permit any insurance policy naming Company or any Company Subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practices; (xi) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is, individually or in the aggregate, material to the business of Company and the Company Subsidiaries, taken as a whole; or (xii) waive, release or assign any material rights, claims or benefits of Company or any Company Subsidiary, in each case, except for such actions taken in the ordinary course of business consistent with past practice and that, individually or in the aggregate, are not material to Company and the Company Subsidiaries, taken as a whole.

        (d)  Company shall use reasonable best efforts to preserve intact the business organization of Company and the Company Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and the Company Subsidiaries;

        (e)  Neither Company nor any Company Subsidiary shall make any change in the compensation payable or to become payable to any of its officers, directors or employees, enter into or amend any employment, severance, termination or other similar agreement, adopt any new Company Plan or amend any existing Company Plan, or make any loans to any of its officers, directors or employees or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether contingent on consummation of the Merger or otherwise, other than (i) for increases in base compensation and bonus in the ordinary course of business and consistent with past practice and (ii) as may be required under applicable law or the terms of any existing Company Plan or agreement that has been disclosed to Parent pursuant to Section 4.17;

        (f)  Company shall not change Company’s methods of accounting in effect at June 30, 2004, except as required by changes in GAAP, as concurred in by its independent public accountants;

        (g)  Company shall not (i) make any Tax election or take any position on any Return filed on or after the date of this Agreement or adopt any method of accounting with respect thereto, other than as required by law, that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Returns in prior periods, or (ii) enter into any settlement or compromise of any Tax liability that in either case is material, individually or in the aggregate, to the business of Company and the Company Subsidiaries, taken as a whole; and

        (h)  Company shall not authorize or commit or agree to take any of the foregoing actions or take any action which would make any representation or warranty in Article 4 untrue or incorrect.

        Section 6.02.  Selection of Determination Date; Conduct Of Business By Company After the Determination Date. (a) At least 10 calendar days prior to the end of each calendar month following the date hereof, the parties shall confer to determine whether the Expected Closing Date will occur in the following month. If the parties agree upon an Expected Closing Date (which agreement shall be evidenced in writing), then, notwithstanding anything in Section 6.01 to the contrary, from the Determination Date until the Closing, unless Parent shall otherwise agree in writing:

        (b)  Neither Company nor any of the Company Subsidiaries shall (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, provided that the foregoing shall not restrict the purchase of inventory or supplies in the ordinary course of business consistent with past practice and further provided that Company shall be permitted to consummate the Albany Sale; (ii) incur, assume or prepay any indebtedness for borrowed money; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than, in each case, for any such obligations outstanding as of the date hereof); (iv) make any loans, advances or capital contributions to, or investments in, any other Person; (v) authorize any capital expenditures, other than in the ordinary course of business consistent with past practice in amounts not to exceed $50,000 in the aggregate and other than as may be necessary to respond to a situation that endangers the safety, well being or physical security of any Resident; (vi) permit any insurance policy naming Company or any Company Subsidiary as a beneficiary or a loss payee to be cancelled or terminated; (vii) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim; (viii) waive, release or assign any material rights, claims or benefits of Company or any Company Subsidiary; or (ix) except as required by this Agreement, pay, discharge, settle or satisfy any claims, liabilities or other obligations, other than the payment, discharge, settlement or satisfaction of liabilities in the ordinary course of business consistent with past practice;

        (c)  Company shall not (i) make any Tax election or (ii) enter into any settlement or compromise of any Tax liability;

        (d)  Company shall furnish to Parent, within two business days after the date for which such information is reported, daily information as to deposits made and checks or similar negotiable instruments written by Company;

        (e)  Company shall not authorize or commit or agree to take any of the foregoing actions or take any action which would make any representation or warranty in Article 4 untrue or incorrect; and

        (f)  Anything in Section 6.01 or in this Section 6.02 to the contrary notwithstanding, unless Company has entered into a binding written agreement for the Albany Sale or for the termination of any Consulting and Services Agreement on or before the Determination Date, it shall not undertake to consummate the Albany Sale or to terminate any Consulting and Services Agreement during the period between the Determination Date and the Closing Date.

        Section 6.03.  Consultation. Subject to applicable Law, in connection with the continued operation of the business of Company and each Company Subsidiary between the date of this Agreement and the Effective Time, Company shall confer in good faith with one or more representatives of Parent as often as Parent shall reasonably request to report operational matters of materiality and the general status of ongoing operations. Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Parent be responsible for any decisions made by Company’s officers and directors with respect to matters which are the subject of such consultation unless Parent so consents in writing. Notwithstanding anything to the contrary contained herein, Parent and Company acknowledge and agree that, prior to the Effective Time, the Company shall be responsible for the conduct and management of Company’s business (including the conduct and management of the Company Subsidiaries) and shall, in its sole discretion, make all determinations and decisions with respect to the conduct and management of Company’s business.

ARTICLE 7
ADDITIONAL AGREEMENTS

Section 7.01.  Access to Information. (a) From the date hereof until the Closing, subject to applicable Law and the Confidentiality Agreement dated as of May 21, 2004 among Company, Parent and SNH (the “Confidentiality Agreement”), upon reasonable notice, Company will, and will cause each of the Company Subsidiaries to, permit Parent, its counsel, financial advisors and other authorized representatives (each, a “Parent Representative”) access to the information of Company and the Company Subsidiaries and to all real property owned or leased by Company or a Company Subsidiary or upon which a Company Facility is located (each, a “Property”) on the terms described in this Section 7.01.

(i) From the date hereof until the last day of the Title/Survey Inspection Period and the Environmental and Structural Inspection Period, as the case may be, the Parent Representatives shall be entitled to perform, during normal business hours, investigations with respect to title, survey, environmental and structural (including roofs, structural, electrical and mechanical) matters affecting the Properties (excluding, in each case, any sampling of environmental media or building materials) at such reasonable times as the Parent Representatives may reasonably request upon not less than three days’ prior notice to the Chief Executive Officer of Company (which notice may be oral). To the extent that, in connection with such investigations, any Parent Representative damages or disturbs any of the Properties, Parent shall, as promptly as practicable, but in any event not more than 15 days after the occurrence of such damage or disturbance, return the same to the same condition which existed immediately prior to such damage or disturbance.

(ii) From the date hereof until the Closing (including during the Inspection Period), the Parent Representatives shall have reasonable access, during normal business hours, to the offices, books and records of Company and the Company Subsidiaries and Company and each Company Subsidiary shall furnish to the Parent Representatives such available financial and operating data and other available information as such Persons may reasonably request; provided that prior to any visit to any premises of Company or any Company Subsidiary, Parent shall provide at least three days’ prior notice to the Chief Executive Officer of Company (which notice may be oral). In addition, from the date hereof until the Closing, Company agrees to provide to Parent with such operating information (to the extent available), from time to time and access to Company’s and the Company Subsidiaries’ employees, as Parent may reasonably request, regarding the Company Facilities and the condition and operation thereof.

        (b)  Any investigation pursuant to this Section 7.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company and the Company Subsidiaries.

        Section 7.02.  Inspection Period; Notification of Defects. (a) Until the 30th calendar day after the date of this Agreement with respect to Title/Survey Defects (the “Title/Survey Inspection Period”) and until the 45th calendar day after the date of this Agreement with respect to Environmental and Structural Defects (the “Environmental and Structural Inspection Period”) Parent may deliver to Company a written notice identifying each matter that it believes in good faith to be a Defect, together with an estimate, in the case of Structural Defects and

Environmental Defects, made by the third-party consultant assisting Parent in its investigation of Company pursuant to Section 7.01, and, in the case of Title/Survey Defects, made by Parent reasonably and in good faith, of the associated Defect Amount for each such alleged Defect, and reasonable written documentation to support Parent’s claims of each such Defect (the “Defect Notice”). Concurrently with the delivery of the Defect Notice, Parent will provide to Company copies of all documents used to determine or indicating the existence of a Defect and Parent’s estimate of the cost to cure such Defect.

        (b)  If Company disagrees with the existence of a Defect or the associated Defect Amount, then Company shall notify Parent of such disagreement in writing (a “Notice of Disagreement”) within 10 days after its receipt of the Defect Notice. Such Notice of Disagreement shall specify in reasonable detail Company’s grounds for such disagreement, the Defect Amount estimated by Company therefor, or both, as the case may be. To the extent Company does not contest a Defect or a Defect Amount in a Notice of Disagreement within such 10 day period, Company shall be deemed to have accepted the existence of such Defect or Defect Amount, which shall be final, binding and conclusive for all purposes.

        (c)  If a Notice of Disagreement is timely provided by Company, Parent and Company shall use commercially reasonable efforts for a period of 10 days to resolve any disagreements with respect to the existence of any Defect or Defect Amount contested in the Notice of Disagreement. If, at the end of such period, they are unable to resolve such disagreements, then Company and Parent agree that they will promptly select one or more independent third party arbitrators with the appropriate experience to resolve any remaining disagreements relating to Defects relating to the Properties (in each case, the “Arbitrator”).

        (d)  The Arbitrator shall determine as promptly as practicable (but in any event within 20 days) following the date on which such dispute is referred to the Arbitrator the existence of any alleged Defect or the disputed Defect Amount, as the case may require, identified in the Notice of Disagreement and not previously resolved by the parties. Each party shall set forth in writing its position regarding the existence of each alleged Defect and each Defect Amount referred to the Arbitrator for resolution and, to the extent that the Arbitrator determines that a Defect does exist, the Arbitrator shall be permitted to select any Defect Amount between and including the positions of the parties with respect to each such Defect. Each party shall bear its own expenses and the fees and expenses of its own representatives and experts in connection with the preparation, review, dispute (if any) and final determination of any alleged Defects. Parent and Company shall share equally the costs, expenses and fees of the Arbitrator. The determination of the Arbitrator shall be final, conclusive and binding on the parties and shall be enforceable in any court of competent jurisdiction.

        (e)  As used in this Agreement, an “Agreed-Upon Defect” shall mean any (i) Defect that is not contested under any Notice of Disagreement, (ii) Defect that is mutually agreed upon by Parent and Company or (iii) Defect resulting from a determination of the Arbitrator pursuant to Section 7.02(d). An “Agreed-Upon Defect Amount” shall mean any (i) Defect Amount that is not contested under any Notice of Disagreement, (ii) Defect Amount that is mutually agreed upon by Parent and Company or (iii) Defect Amount resulting from a determination of the Arbitrator pursuant to Section 7.02(d).

        (f)  Notwithstanding anything to the contrary contained herein, Company shall have the right, but not the obligation, to correct, remediate, address or cure any Defect prior to the Effective Time.

        (g)  Parent understands and agrees that the reduction to the Merger Consideration provided in the definition thereof is the sole and exclusive remedy of Parent and its Affiliates for a Defect.

        Section 7.03.  Discharge of Liens. On or before the Closing, Company shall pay-off or otherwise discharge of record all monetary Liens (other than the Permitted Liens) and any other Liens created by, through or under Company, any Company Subsidiary, Affiliates or agents after the date hereof.

        Section 7.04.  No Solicitation; Other Offers. From the date hereof until the termination hereof, Company will not, and will cause the Company Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of Company and the Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of Company or the Company Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange), (ii) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any material assets of Company or the Company Subsidiaries, or (iii) participate in any discussions or negotiations with any Person regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, any of the foregoing. Company will notify Parent immediately if any Person makes any proposal, offer, or bona fide inquiry with respect to any of the foregoing, and provide the identity of such Person and the terms of such proposal, offer or bona fide inquiry.

        Section 7.05.  Employee Benefits. (a) Not later than October 25, 2004, Parent shall deliver to Company a list of employees which it expects to terminate 60 days after the Closing Date (each such employee, a “Terminating Employee”). Parent agrees that it shall not discriminate in its selection of Terminating Employees on the basis of any characteristic protected under employment discrimination laws (i.e., race, gender, age, etc.). Each other employee of Company or a Company Subsidiary, including those who are on disability or leave of absence, will continue to be employed after the Effective

Time as an “at will” employee, with base compensation and benefits no less favorable than those currently provided to them prior to the Effective Time.

        (b)  Notwithstanding the foregoing, the Surviving Corporation shall have the right, in the exercise of its managerial discretion, to modify base compensation, bonus programs, incentive compensation and pension and health and welfare benefits from time to time and to terminate the employment of any Person. Nothing in this Agreement shall be construed as granting any Person any rights of continuing employment, compensation or benefits other than as provided by contract.

        Section 7.06.  WARN Act. Notwithstanding the Company’s agreement to coordinate the delivery of notices complying with the provisions of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) pursuant to Section 7.16 of this Agreement, the Surviving Corporation shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under the WARN Act or any similar state or local law arising as a result of the termination of the Terminating Employees and any other terminations of employees of Company or the Company Subsidiaries after the Effective Time.

        Section 7.07.  Notice to Company Stockholders. Promptly after the execution and delivery by Company of this Agreement, Company shall give notice of the Consent, pursuant to Section 228 of the DGCL, and of appraisal rights, pursuant to Section 262 of the DGCL to those Company Stockholders who have not executed the Consent.

        Section 7.08.  Public Announcements. The parties agree (and Parent will use its best efforts to cause SNH to agree with respect to clause (ii) of this sentence) that the press releases issued in connection with the execution and delivery of this Agreement on behalf of (i) Parent shall be in the form attached as Exhibit E-1; (ii) SNH shall be in the form attached as Exhibit E-2; and (iii) Company shall be in the form attached as Exhibit E-3. With respect to all other press releases, public statements or press inquiries, Parent and Sub, on the one hand, and Company, on the other hand, agree that they will not (and will use their best efforts to cause their Affiliates not to) issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be required by law or by Parent’s listing agreement with the American Stock Exchange rules.

        Section 7.09.  Continuation of Indemnification. (a) Parent and Company agree that after the Effective Time, the Surviving Corporation shall continue to indemnify and hold harmless each of Company’s and the Company Subsidiaries’ present and former directors, officers, employees and agents (each, an “Indemnitee”), in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of Company or the Company Subsidiaries or the status of such individual as a director, officer, employee or agent at or prior to the Effective Time, to the fullest extent permitted by applicable Law. The Surviving Corporation shall retain or include in its Charter Documents and in the Charter Documents of the Company Subsidiaries any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect immediately prior to the Effective Time for the benefit of Company’s and the Company Subsidiaries’officers, directors, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors, employees and agents).

        (b)  In the event the Surviving Corporation or any Company Subsidiary or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or such Company Subsidiary shall assume the obligations set forth in this Section 7.09.

        (c)  The Surviving Corporation shall pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnitee in successfully enforcing the indemnity or other obligations under this Section 7.09.

        (d)  The provisions of this Section 7.09 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such person may have pursuant to the Company’s or any Company Subsidiary’s Charter Documents, by contract or otherwise. The obligations set forth in this Section 7.09 shall continue for a period of six years following the Effective Time and shall continue in effect thereafter with respect to any action, suit or proceeding commenced prior to the sixth anniversary of the Effective Time.

        Section 7.10.  Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary waivers, consents and approvals of and to effect all necessary registrations and filings with, Governmental Authorities and other Persons. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Surviving Corporation shall take all such necessary action. Company shall cooperate with Parent in connection with the preparation of any documents Parent is required to file under the Securities Act of 1933 or the Securities Exchange Act of 1934 in connection with the transactions contemplated by this Agreement and shall use commercially reasonable efforts to provide Parent with financial statements and other financial information that Parent requests relating to periods prior to the Effective Time and to obtain consents from Company’s independent accountants in connection therewith, in each case at Parent’s sole expense.

        Section 7.11.  Obligations of Sub. Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 7.12.  Tax Matters.

        (a)  Pre-Closing Taxes. For purposes of this Agreement, “Pre-Closing Taxes” shall mean all Taxes with respect to Company or any Company Subsidiary that are attributable to a period ending, or deemed pursuant to Section 7.12(b) to end, on or prior to the Determination Date.

        (b)  Allocation of Certain Taxes.

(i) Parent and Company agree that if Company or any Company Subsidiary is permitted but not required under any applicable Tax Law, including applicable state or local Income Tax Laws, to treat the day before the Determination Date or the Determination Date as the last day of a Tax period, Parent and Company shall treat such day as the last day of a Tax period.

(ii) Any Taxes for a Tax period beginning before the Determination Date and ending after the Determination Date with respect to Company or any Company Subsidiary (“Overlap Period”) shall be apportioned based on the actual operations of Company, the Surviving Corporation, and the Company Subsidiaries. Taxes properly allocated to the portion of such Overlap Period ending on the Determination Date shall be included in the definition of Pre-Closing Taxes. Taxes allocated to the portion of such Overlap Period following the Determination Date shall be excluded from the definition of Pre-Closing Taxes. For the purposes of the provisions of Section 7.12(a) and Section 7.12(b), each portion of such Overlap Period shall be deemed to be a separate Tax period (whether or not it is in fact such a period).

        (c)  Filing.

(i) Company shall have the responsibility to timely prepare (subject to Parent’s review and reasonable right to comment) and to timely file, or as applicable to cause Company and each Company Subsidiary to timely prepare and to timely file (subject to Parent’s review and reasonable right to comment), all Returns due (with regard to extensions of time to file) on or before the Closing Date.

(ii) Company shall provide Parent with a copy of any Return which Parent is entitled to review pursuant to clause (i) above no later than ten (10) business days prior to the initial or extended date by which such Return must be filed.

        (d)  Cooperation and Exchange of Information. Each of Parent, Company, each Company Subsidiary, and their respective Affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the others with any records or information that may be relevant to any such Return, audit or examination.

        Section 7.13.  Options. Prior to the Effective Time, Company shall (i) obtain any consents from holders of Company Options and any Deemed Shares and (ii) make any amendments to the terms of such Company Options and Deemed Shares that, in the case of either clauses (i) or (ii), are necessary, in Company’s reasonable judgment, to give effect to the transactions contemplated by Section 3.04.

        Section 7.14.  Notice of Certain Events. Not more than six and not less than three calendar days prior to the Expected Closing Date, Company will supplement or amend the Company Disclosure Schedule with respect to any matter in existence or occurring as of such date which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule which has been rendered inaccurate as of such date. The delivery of any supplement or amendment to the Company Disclosure Schedule pursuant to this Section 7.14 shall not in any matter constitute a waiver by Parent or Sub of any of the conditions contained in Article 8.

        Section 7.15.  Representation. Parent and the Surviving Corporation hereby waive, on their own behalves, and agree to cause Company and the Company Subsidiaries to waive, any conflicts that may arise in connection with (a) the undertaking after the Effective Time by any legal counsel representing the Company and/or any of its Subsidiaries in connection with this Agreement and the Merger to represent any current stockholder, officer, employee or director of Company or any Company Subsidiary (any such Person, a “Designated Person”) in a matter involving this Agreement or the Merger and (b) the communication by such counsel to any such Designated Person, in any such representation, of any fact known to such counsel, including in connection with a dispute with Parent or following the Effective Time; provided that the waiver shall not extend to any

Person or to matters not involving this Agreement or the Merger and provided further that such waiver shall not be deemed to be or used as a basis for contending that the Surviving Corporation has waived its attorney-client privilege (it being understood that any information which any such Designated Person or legal counsel learned prior to the Effective Time shall not be prohibited by virtue of this Section 7.15 from being used in connection with any such representation by such legal counsel of such Designated Person after the Effective Time).

        Section 7.16.  Compliance With Employment Letters. Until the satisfaction in full of the obligations of Company or a Company Subsidiary, as applicable, under each letter agreement in the form attached to Section 7.16 of the Company Disclosure Schedule that is permitted to be entered into pursuant to Section 6.01 (each, a “Letter Agreement”), the Surviving Corporation will, and will cause the Company Subsidiaries (after the Effective Time) to, comply with all of their respective obligations under each Letter Agreement. As promptly as practicable after the date hereof, but in any event not later than the Effective Time, Company shall coordinate, in consultation with Parent, the delivery to each Terminating Employee a notice complying with the provisions of the WARN Act, it being understood that, nothing contained herein shall relieve the Surviving Corporation of its obligations pursuant to Section 7.06. The provisions of this Section 7.16 are intended to be for the benefit of, and to be enforceable by, each employee of Company or a Company Subsidiary that is a party to a Letter Agreement, his or her heirs and his or her representatives.

        Section 7.17.  Submission of Certain Payments to Vote of Holders of Class B Common Stock. Prior to the Effective Time, Company shall submit to holders of the Class B Common Stock a proposal for approval of any benefits or payments arising out of or in connection with the transactions contemplated by this Agreement which could reasonably be deemed to constitute “parachute payments” pursuant to Section 280G of the Code (the “Payments”) in a manner that complies with the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. Company shall, contemporaneous with the delivery of such documents to the holders of the Class B Common Stock, deliver to Parent the form of solicitation provided to such holders in connection with the approval of the Payments.

        Section 7.18.  Excess Payments. Company will not, and will cause the Company Subsidiaries not to, provide any benefit or make any payment which could reasonably be deemed to constitute an “excess parachute payment” pursuant to Section 280G of the Code.

        Section 7.19.  Company Transaction Costs. At least one business day prior to the Closing Date, Company shall provide Parent with a list of the aggregate amount of Company Transaction Costs through the Closing Date (and estimated where required) to the extent such Company Transaction Costs were not paid prior to the Determination Date, together with statements from service providers and other appropriate supporting documentation (the “Final Company Transaction Costs”).

        Section 7.20.  Conversion of Certain Company Subsidiaries. At the request of Parent by delivery of written notice to Company not fewer than five days prior to the Closing Date, and subject to receipt of all required consent(s) of lenders (collectively, “Required Lender Consents”) holding the indebtedness secured by the assets of the Company Subsidiaries set forth in Section 7.20 of the Company Disclosure Schedule (“Conversion Subsidiaries”), Company will, and will cause the Conversion Subsidiaries to, use commercially reasonable efforts to assist Parent in filing, immediately prior to the Effective Time, certificates which effect the conversion of the Conversion Subsidiaries into single-member limited liability companies organized in Delaware pursuant to Section 18-214 of the Delaware Limited Liability Company Act. Any written notice delivered pursuant to this Section 7.20 shall include a copy of the written document or documents evidencing the Required Lender Consents, in form and substance reasonably satisfactory to Company.

        (b)  With respect to each Conversion Subsidiary that is converted pursuant to Section 7.20(a), Parent and Company agree that (i) all references in this Agreement to such Company Subsidiary shall be to the relevant Conversion Subsidiary (with appropriate conforming modifications to the representations set forth in and disclosures made pursuant to Section 4.03) and (ii) such conversion (x) will be deemed to have occurred after the Effective Time for purposes of Section Section 7.12 and (y) will be deemed not to have occurred for the purposes of the conditions set forth in Section 8.03(a), to the extent such condition relates to the representations and warranties of Company, and Section 8.03(c) of this Agreement, notwithstanding in each case the fact that such conversion may have occurred prior to the Effective Time.

ARTICLE 8
CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 8.01.  Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

        (a)  No action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action has not been withdrawn or terminated.

        (b)  No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect.

        (c)  Each of Company and Parent shall have obtained the consents from Governmental Authorities as shall be required to consummate the transactions contemplated hereby, as set forth in Section 4.05 of the Company Disclosure Schedule and in Section 5.03 of the Company Disclosure Schedule.

        (d)  E&Y shall have delivered to Company and Parent the Agreed-Upon Procedures Report containing the results of said procedures regarding the Closing Balance Sheet, the Adjusted Closing Balance Sheet, and the Preliminary Determination of Merger Consideration pursuant to Section 3.10(b).

        (e)  All disputes pertaining to Defects (other than those Defects which have been corrected, cured, remediated or otherwise addressed prior to Closing) and Defect Amounts related to such Defects shall have been resolved in accordance with Section 7.02.

        Section 8.02.  Conditions to Obligation of the Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the additional condition that each of Parent and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct (disregarding any qualifications as to materiality or Parent Material Adverse Effect set forth therein) at and as of the Closing as if made at and as of such time, except as contemplated by this Agreement, with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, and Company shall have received a certificate of an appropriate officer of Parent to the satisfaction of this condition.

        Section 8.03.  Conditions to Obligations Of Parent And Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

        (a)  Company Representations. Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the representations and warranties of Company contained in this Agreement shall be true and correct (disregarding any qualifications as to materiality or Company Material Adverse Effect set forth therein) at and as of the Closing as if made at and as of such time except as contemplated by this Agreement, with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, and Parent and Sub shall have received a certificate of an appropriate officer of Company as to the satisfaction of this condition.

        (b)  Title Insurance. The Title Company shall be prepared, at Parent’s sole cost, subject only to payment of usual and customary premiums, to issue title insurance policies, or endorsements to the Title Policies, insuring title to the Owned Real Property and the leasehold interest in the Leased Real Property is vested as of the Effective Time in the Surviving Corporation or the appropriate Company Subsidiary, pursuant to ALTA title insurance policies or other title insurance policies if ALTA policies are not available in the state in which the property is located in form and substance reasonably satisfactory to Parent, subject only to Permitted Liens (other than those securing the Prepaid Debt) and Title/Survey Defects, any standard form of exception, condition or exclusion printed in the applicable title commitment or report, each such title insurance policy to include such endorsements and affirmative coverages as Parent may reasonably require to the extent such endorsements and coverages are available in the applicable jurisdiction; provided that such endorsements and coverages are at Parent’s sole cost and do not include any creditor’s rights or non-imputation endorsements or coverages or affirmative coverage over Permitted Liens or Title/Survey Defects.

        (c)  No Material Adverse Effect. No change which has had, or would reasonably be expected to have, a Company Material Adverse Effect shall have occurred after the date hereof and be in effect as of the Effective Time.

        (d)  Leases. Parent shall have consents from each lessor with respect to each Lease in form and substance reasonably acceptable to Parent.

        (e)  Lender Consents. Parent shall have received (i) consents from each lender with respect to indebtedness set forth in Section 8.03(e)(i)(A) of the Company Disclosure Schedule providing for consent to the Merger and, in the case of indebtedness set forth in Section 8.03(e)(i)(B) of the Company Disclosure Schedule, the sale of the Properties on which such lenders have Liens to SNH (or one or more of its subsidiaries) and the lease of such Properties back to the Company Subsidiaries which were the sellers thereof, and otherwise in form and substance reasonably acceptable to Parent, and (ii) payoff letters from each lender of the indebtedness set forth in Section 8.03(e)(ii) (such indebtedness, “Prepaid Debt”) of the Company Disclosure Schedule; provided that the failure to obtain a consent to the Conversions from a lender shall not cause this condition not to be satisfied.

        (f)  Licenses. Parent shall have obtained the consents and any other approvals required from Governmental Authorities with respect to the Permits listed in Section 4.13(c)(i) of the Company Disclosure Schedule.

        (g)  Home Office Leases. The leases with respect to Company’s offices in Franklin, Tennessee and Louisville, Kentucky shall have been terminated and all costs and expenses due and payable in connection with such termination shall have been paid for or accrued by Company.

        (h)  Ownership Change Analysis. Parent shall have received a certificate from an appropriate officer of Company to the effect that (i) the representations made to E&Y, dated August 24, 2004, in connection with the Section 382 analysis performed by E&Y for the period October 8, 1996, to March 1, 2004 (such period the “Analysis Period” and such analysis the “Pre-Signing E&Y Analysis”) previously provided to Parent are true and correct as of the date hereof, with such exceptions as would not result in an “ownership change” within the meaning of Section 382 of the Code having occurred with respect to the Company during the Analysis Period, and (ii) to the knowledge of the Company based on an analysis of E&Y based on the same methodology as the Pre-Signing E&Y Analysis, no “ownership change” within the meaning of Section 382 of the Code, has occurred with respect to the Company as a result of changes in the direct or indirect ownership of the Company’s stock occurring between March 1, 2004 and the Closing Date (other than as a result of the transactions contemplated by this Agreement).

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

        Section 9.01.  Termination. This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Board of Directors of Parent or Company:

        (a)  By mutual written consent of Parent and Company;

        (b)  By either Parent or Company if the Merger shall not have been consummated on or before March 31, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

        (c)  By either Parent or Company if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

        (d)  By Company if the aggregate Agreed-Upon Defect Amounts with respect to Defects not cured, corrected, remediated or addressed by Company as permitted in Section 7.02(f) exceed $3,000,000.

        Section 9.02.  Effect Of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Sections 7.01, 7.08, 10.02, 10.07, 10.08, 10.09 and 10.10 hereof, each of which Sections shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

        Section 9.03.  Amendment. This Agreement may be amended by Parent and Company pursuant to a writing signed by Parent and Company at any time before the Effective Time; provided, however, that no amendment which would alter or change the amount or kinds of consideration to be received by the holders of Shares upon consummation of the Merger may be made without the consent of the Company Stockholders owning a majority of the Shares entitled to vote on the Merger.

        Section 9.04.  Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

ARTICLE 10
GENERAL PROVISIONS

        Section 10.01.  Survival of Representations, Warranties And Agreements. No representations, warranties or agreements of Company or Parent contained herein shall survive beyond the Closing, except that the agreements contained in Sections 7.06, 7.08, 7.09 and 7.16 and Article 10 hereof shall survive beyond the Closing.

        Section 10.02.  Brokers. Company represents and warrants that no broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company. Each of Parent and Sub represents and warrants that no broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

        Section 10.03.  Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made as follows: (a) if delivered personally, upon receipt; (b) if sent by registered or certified mail (postage prepaid, return receipt requested), upon receipt; (c) if sent by reputable overnight air courier (such as Federal Express or DHL), two business days after mailing; or (d) if sent by facsimile transmission or electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received), with a copy mailed as provided in clauses (b) or (c) above, when transmitted and the appropriate confirmation is received. Such notices, claims, demands and other communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent or Sub, to: Five Star Quality Care, Inc. 400 Centre Street Newton, MA 02458 Attention: Evrett Benton, President Email: ebenton@reitmr.com Fax: (617) 796-8349 with a copy to: Sullivan & Worcester LLP One Post Office Square Boston, MA 02109 Attention: Richard Teller Email: rteller@sandw.com Fax: (617) 338-2880
(b)
if to Company, to:

LTA Holdings, Inc.
Dover Centre
113 Seaboard Lane, Suite B-100
Franklin, Tennessee 37607
Attention: W. Patrick Mulloy II, President
E-mail: mulloyp@lifetrust.com
Fax: (615) 342-0604

with a copy to:

Morgan Stanley Capital Partners
1585 Broadway
New York, New York 10036
Attention: Eric Fry
E-mail: eric.fry@morganstanley.com
Fax: (212) 761-9597

and

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Attention: Carole Schiffman E-mail: carole.schiffman@dpw.com Fax: (212) 450-3800

        Section 10.04.  Interpretation. (a) When a reference is made in this Agreement to a section or schedule, such reference shall be to a section or schedule of this Agreement unless otherwise clearly indicated to the contrary.

        (b)  The schedules and all documents expressly referred to in this Agreement are incorporated into this Agreement and are made a part of this Agreement as if set out in full.

        (c)  The titles, captions and table of contents contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

        (d)  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

        (e)  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (f)  The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

        (g)  A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision expressly substituted therefor and all regulations issued thereunder or pursuant thereto.

        (h)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring a party by virtue of the authorship of any provision of this Agreement.

        Section 10.05.  Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein), the Confidentiality Agreement, the letter between SNH and Company dated September 23, 2004 and the commitment letter among SNH, Parent and Sub dated September 23, 2004 (of which Company is an express third party beneficiary) (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral among the parties or any of them, with respect to the subject matter hereof; (b) except as provided in Section 7.09 and Section 7.16 are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub of its obligations hereunder.

        Section 10.06.  Severability; Knowledge. (a) If any provision of this Agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

        (b)  For purposes of this Agreement, “the Company’s knowledge” or similar references to the knowledge of Company means to the actual knowledge, without independent investigation, of each of W. Patrick Mulloy II, James Bauchiero, Tim Wesley and Carl Johnson.

        Section 10.07.  Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs, fees and expenses, whether or not the Merger is consummated.

        Section 10.08.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

        Section 10.09.  Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.03 shall be deemed effective service of process on such party.

        Section 10.10.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 10.11.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        Section 10.12.  Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 10.13.  Company Disclosure Schedule. Company has or may have set forth information in the Company Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule need not be set forth in any other section of the Company Disclosure Schedule so long as its relevance to such other section of the Company Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Company Disclosure Schedule to this Agreement may include certain items and information not required to be disclosed pursuant to this Agreement and solely for informational purposes for the convenience of Parent and (b) the disclosure by Company of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by Company that the matter is required to be disclosed by the terms of this Agreement, that the matter is material or that all similar matters have also been disclosed (unless expressly required to be so disclosed by the terms of this Agreement).

ARTICLE 11
DEFINITIONS

        Section 11.01.  Definitions. As used in this Agreement, the following terms have the following meanings:

        Adjusted Closing Balance Sheet: Defined in Section 3.10(a).

        Adjustments: Defined in Section 3.10(a).

        Affiliate: With respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

        Agreed-Upon Defect: Defined in Section 7.02(e).

        Agreed-Upon Defect Amount: Defined in Section 7.02(e).

        Agreed-Upon Procedures: Defined in Section 3.10(b).

        Agreement: Defined in introductory paragraphs.

        Albany Sale: Defined in Section 3.10(b).

        Analysis Period: Defined in Section 8.03(h).

        Arbitrator: Defined in Section 7.02(c).

        Balance Sheet: Defined in Section 4.06.

        Certificate of Merger: Defined in Section 4.05.

        Certificates: Defined in Section 3.02(a).

        Charter Documents: a Person’s certificate of incorporation, or articles of incorporation, articles of organization, declaration of trust, by-laws, certificate of formation, limited liability operating agreement or limited partnership agreement, in each case as applicable.

        Class A Merger Consideration: An amount equal to the Common Stock Merger Consideration divided by the total number of Shares outstanding on a Fully-Diluted Basis immediately prior to the Effective Time.

        Class A Non-Voting Common Stock: Defined in Section 3.01(a).

        Class B Common Stock: Defined in Section 3.01(b).

        Class B Merger Consideration: An amount equal to the Common Stock Merger Consideration divided by total number of Shares outstanding on a Fully-Diluted Basis immediately prior to the Effective Time.

        Closing: Defined in Section 3.09.

        Closing Balance Sheet: Defined in Section 3.10(a).

        Closing Date: The date of the Closing.

        Closing Payments: Defined in Section 5.05.

        Code: Defined in Section 4.11.

        Common Stock: Defined in Section 3.01(b).

        Common Stock Merger Consideration: The Final Merger Consideration minus the product of (i) the total number of shares of Series C Preferred Stock and Series D Preferred Stock outstanding immediately prior to the Effective Time and (ii) $25.00.

        Company: Defined in introductory paragraphs.

        Company Disclosure Schedule: Defined in the introductory paragraph of Article 4.

        Company ERISA Affiliate: Defined in Section 4.17(a).

        Company Facilities: Defined in Section 4.14(a).

        Company Financial Statements: Defined in Section 4.06

        Company Intellectual Property: Defined in Section 4.19.

        Company Material Adverse Effect: Defined in Section 4.01(a).

        Company Options: The Option Agreement of R. Clayton McWhorter and options issued under Company's 1996 and 2001 Option Plans.

        Company Plans: Defined in Section 4.17(a).

        Company Stockholders: Defined in introductory paragraphs.

        Company Subsidiaries: Persons of which Company owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity.

        Company Transaction Costs: (i) Costs, fees and expenses of lawyers, accountants, brokers, investment bankers and financial advisors incurred by Company or a Company Subsidiary in connection with this Agreement or the Merger, including in connection with the determination of the Merger Consideration but excluding all costs, fees and expenses borne by Parent pursuant to clause (iii) of the definition of Parent Transaction Costs; (ii) (x) severance payments to Home Office Employees who are Terminating Employees resulting from termination of employment, whether pursuant to contract or existing Company Plans, including all cash payments described in the letter dated September 23, 2004 and referred to in Section 4.10(a)(iv) of the Company

Disclosure Schedule (but not, for the avoidance of doubt, any payments resulting from application of the WARN Act) and (y) without duplication of any amounts otherwise reflected in Net Working Capital, an amount equal to the withholding tax payable by the Company in connection with stock bonuses described in the letter dated September 23, 2004 and referred to in Section 4.10(a)(iv) of the Company Disclosure Schedule; (iii) premiums paid for any “single premium tail insurance policy” of directors’ and officers’ insurance, if any, purchased by Company; (iv) any costs relating to the termination of the leases required by Section 8.03(g); and (v) any costs or expenses incurred in connection with obtaining consents, transfers (including transfer consideration), assignments, estoppel letters, payoff letters or similar approvals from lessors required by Section 8.03(d), but only to the extent that such costs or expenses exceed, in the aggregate, $125,000, and then only the extent of such excess.

        Confidentiality Agreement: Defined in Section 7.01.

        Consent: Defined in introductory paragraphs.

        Consulting and Services Agreement: Defined in Section 4.14(d).

        Conversion Subsidiaries: Defined in Section 7.20(a).

        Conversions: The conversion of the Conversion Subsidiaries pursuant to Section 7.20(a).

        Deemed Shares: The notional Shares, if any, credited to each participant's account under the Deferred Compensation Plan.

        Defect: An Environmental Defect, Title/Survey Defect or Structural Defect.

        Defect Amount: An Environmental Defect Amount, Title/Survey Defect Amount or Structural Defect Amount.

        Defect Notice: Defined in Section 7.02(a).

        Deferred Compensation Plan: The Life Trust America, Inc. Deferred Compensation Plan.

        Designated Person: Defined in Section 7.15.

        Determination Date: The last day of the calendar month immediately preceding the Expected Closing Date, as such date may be revised pursuant to Section 3.09(b).

        DGCL: Defined in Section 1.01.

        Dissenting Shares: Defined in Section 3.03.

        E&Y: Defined in Section 3.10(a).

        Effective Time: Defined in Section 1.02.

        email: Defined in Section 11.04.

        Environmental and Structural Inspection Period: Defined in Section 7.02(a).

        Environmental Defect: The presence of Hazardous Substances in soil or other subsurface media, groundwater or surface water or building on, in or under any Property, in each case, in a manner or quantity which would reasonably be expected to be required to be remediated under an applicable Environmental Law or by a Governmental Authority with jurisdiction over the subject Property; provided that “Environmental Defect” shall not include any matter that would otherwise be an Environmental Defect if the related Environmental Defect Amount is individually $10,000 or less or if such matter has been remediated or otherwise addressed by Company prior to Closing.

        Environmental Defect Amount: With respect to any Environmental Defect, the discounted present value of the cost, utilizing the lowest cost method(s) permitted by applicable Environmental Law to remedy or address such Environmental Defect based on the current use of the subject Property (including without limitation, risk-based alternatives and institutional or engineering controls (including deed restrictions) that do not materially interfere with the current operations of the subject Property).

        Environmental Law: Defined in Section 4.21(b).

        ERISA: Defined in Section 4.17(a).

        Expected Closing Date: The date on which the parties reasonably agree that the conditions set forth in Article 8 hereof (other than the condition set forth in Section 8.01(d)) are expected to be satisfied; provided that the Expected Closing Date shall not be sooner than the 25th calendar day of the calendar month in which the Closing occurs.

        Final Adjusted Closing Balance Sheet: Defined in Section 3.10(b).

        Final Closing Balance Sheet: Defined in Section 3.10(b).

        Final Company Transaction Costs: Defined in Section 7.19.

        Final Merger Consideration: Defined in Section 3.10(b). With respect to any particular class of Shares, the phrase “applicable Final Merger Consideration” means the Class A Merger Consideration, the Class B Merger Consideration, the Series C Merger Consideration or the Series D Merger Consideration, as applicable to that class or series of Shares, in each case, in cash and without interest. With respect to the In-the-Money Options and the Deemed Shares, the phrase “applicable Final Merger Consideration” means the Class A Merger Consideration, in cash and without interest.

        Fully-Diluted Basis: Calculated on a basis giving effect to (x) the exercise of all outstanding In-the-Money Options (whether or not then vested or exercisable) and (y) all credited Deemed Shares under the Deferred Compensation Plan, as if such Deemed Shares were issued and outstanding Shares of Class A Non-Voting Common Stock.

        GAAP: Defined in Section 4.06.

        Governmental Authority: Any United States or foreign governmental authority including all agencies, bureaus, commissions, authorities or bodies of the federal government or any state, county, municipal or local government and any court, judge or magistrate.

        Hazardous Substance: Defined in Section 4.21(b).

        Home Office Employees: The individuals listed on Section 11.01(a) of the Company Disclosure Schedule.

        Income Tax or Income Taxes: Federal, state or local income or franchise Taxes or other Taxes measured by income and all other Taxes reported on Returns which include federal, state, local or foreign income or franchise Taxes or other Taxes measured by income, together with any interest or penalties imposed with respect thereto.

        Income Tax Returns: federal, state, local or foreign Income Tax Returns required to be filed with any Taxing Authority that has jurisdiction to subject the Company, the Surviving Corporation, or any Company Subsidiary to Income Tax.

        Indemnitees: Defined in Section 7.09.

        Inspection Period: Defined in Section 7.02(a).

        In-the-Money Option: A Company Option in respect of which the Class A Merger Consideration exceeds the applicable exercise price for each Share of Class A Non-Voting Common Stock underlying such Company Option.

        Law: Any statute, ordinance, code, rule, regulation, order, decree, judgment or other law enacted, adopted or promulgated, applied or followed by any Governmental Authority.

        Lease: Defined in Section 4.14(d).

        Leased Real Property: Defined in Section 4.14(b).

        Letter Agreement: Defined in Section 7.16.

        Letter of Transmittal: Defined in Section 3.02(a).

        Lien: With respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        Material Contract: Defined in Section 4.10(a).

        Merger: Defined in introductory paragraphs.

        Merger Consideration: An amount equal to $208,000,000 (a) reduced by an amount equal to the sum of Total Debt and the Section 338 Taxes, (b) increased by the aggregate exercise price of all In-the-Money Options, (c) increased by (or decreased, to the extent a negative number) by an amount equal to Net Working Capital, (d) increased by any net proceeds realized by Company or any Company Subsidiary relating to the Albany Sale prior to the Effective Time (to the extent not already included in Net Working Capital) and (e) reduced by the aggregate amount of Agreed-Upon Defect Amounts with respect to each applicable Company Facility if such aggregate amount for any such Company Facility exceeds the product of (i) $3,250 and (ii) the number of units set forth on Exhibit F hereto opposite the name of such Company Facility, and then only to the extent of such excess; provided that the Merger Consideration shall not be reduced (except as it may indirectly be reduced through the calculation of the Net Working Capital) by any Agreed-Upon Defect Amounts associated with Defects which have been cured prior to the Effective Time.

        Net Working Capital: (A) The consolidated current assets of Company less the consolidated current liabilities of Company both of which as set forth on the Final Adjusted Closing Balance Sheet, including Pre-Closing Taxes, which shall have been accrued on the Final Adjusted Closing Balance Sheet, less (B) all Company Transaction Costs not paid and not accrued on the Final Adjusted Closing Balance Sheet, each as of the Determination Date (but excluding for the avoidance of doubt, the Parent Transaction Costs).

        Notice of Disagreement: Defined in Section 7.02(b).

        Overlap Period: Defined in Section 7.12(b).

        Owned Real Property: Defined in Section 4.14(b).

        Parent: Defined in introductory paragraphs.

        Parent Cash: Defined in Section 5.05.

        Parent Material Adverse Effect: Defined in Section 5.01.

        Parent Representative: Defined in Section 7.01.

        Parent Subsidiary: Defined in Section 5.01.

        Parent Transaction Costs: (i) Any costs or expenses incurred in connection with obtaining consents, transfers (including transfer consideration), assignments, estoppel letters, payoff letters or similar approvals from lenders, as well as any similar fees, including the prepayment or assumption of Company’s debt obligations, (ii) any costs or expenses incurred in connection with obtaining consents, transfers (including transfer consideration), assignments, estoppel letters, payoff letters or similar approvals from lessors required by Section 8.03(d), as well as any similar fees, including the assumption of Company’s lease obligations, but only to the extent that such costs or expenses are equal to or do not exceed $125,000, (iii) all costs, expenses and filing fees incurred in connection with Conversions, (iv) all title insurance premiums payable in connection with the Owned Real Property, to the extent they relate to periods after the Effective Time, (v) all transfer taxes payable in connection with the Merger, the Conversions and the other transactions contemplated hereby (including, for the avoidance of doubt, any Taxes associated with the transfer of any or all of the Owned Real Property by Parent or any of its Affiliates after the Effective Time), (vi) any costs and expenses incurred (whether by or on behalf of Company, Parent or otherwise) in connection with the preparation or provision of financial information pursuant to Section 7.10 and (vii) all filing fees associated with the Merger, the Conversions and the other transactions contemplated hereby.

        Payments: Defined in Section 7.17.

        Permitted Liens: (i) The rights of Residents, as Residents only, under their Resident Admission Agreement; (ii) Taxes and assessments that are not yet due and payable encumbering the Owned Real Property, Leased Real Property or personal property of Company or any Company Subsidiary; (iii) any and all easements, rights-of-way, protrusions, encroachments and such other similar encumbrances; (iv) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith and for which adequate reserves exist; (v) Liens disclosed in Section 4.10(a)(vii) of the Company Disclosure Schedule; and (vi) any and all non-monetary Liens that, individually or in the aggregate, do not detract in any material respect from the value, as currently operated, of any Owned Real Property, Leased Real Property or personal property of Company or any Company Subsidiary or impose any material restriction or limitation on Company or any Company Subsidiary’s current use of any Owned Real Property, Leased Real Property or personal property.

        Permits: Defined in Section 4.13(b).

        Person: Defined in Section 3.02.

        Plans: Defined in Section 4.17(a).

        Pre-Closing Taxes: Defined in Section 7.12(a).

        Preliminary Determination of Merger Consideration: Defined in Section 3.10(a).

        Preliminary Company Transaction Costs: Defined in Section 3.10(b).

        Pre-Signing E&Y Analysis: Defined in Section 8.03(h).

        Preferred Stock: Defined in Section 3.01(d).

        Prepaid Debt: Defined in Section 8.03(e).

        Property: Defined in Section 7.01(a).

        Release: Defined in Section 4.21(b).

        Rent Roll: Defined in Section 4.15.

        Required Lender Consents: Defined in Section 7.20(a).

        Residents: Defined in Section 4.15.

        Resident Admissions Agreements: The agreements between the Residents and each of the Company Facilities.

        Returns: Defined in Section 4.11.

        Section 3.02 Schedule: Defined in Section 3.02(a).

        Section 338 Taxes: $1,954,658.

        Series C Merger Consideration: An amount equal to (i) $25.00 plus (ii) the quotient of (x) the Common Stock Merger Consideration and (y) the total number of Shares outstanding on a Fully-Diluted Basis immediately prior to the Effective Time.

        Series C Preferred Stock: Defined in Section 3.01(c).

        Series D Merger Consideration: An amount equal to (i) $25.00 plus (ii) the quotient of (x) the Common Stock Merger Consideration and (y) the total number of Shares outstanding on a Fully-Diluted Basis immediately prior to the Effective Time.

        Series D Preferred Stock: Defined in Section 3.01(d).

        Shares: Defined in Section 3.01(d).

        SNH: Senior Housing Properties Trust, a Maryland business trust.

        Structural Defect: Any condition that (a) endangers the safety or well being of a Property’s residents, (b) endangers the physical security of a Property, (c) materially and adversely affects project ingress or egress or (d) renders more than 5% of the units located on a Property unsuitable for occupancy, and (e) any condition which, if not remedied, would, with the passage of six months’ time from the date of identification of such condition, reasonably be expected to become a condition described in (a), (b), (c) or (d); provided that “Structural Defect” shall not include any matter (i) that would otherwise be a Structural Defect if the related Structural Defect Amount is individually $10,000 or less, (ii) if such matter has been corrected by Company prior to Closing or (iii) if such matter could otherwise be categorized as an Environmental Defect or a Title/Survey Defect.

        Structural Defect Amount: With respect to any Structural Defect, the cost of correcting such Structural Defect utilizing lowest-cost commercially reasonable methods.

        Sub: Defined in introductory paragraph.

        Survey: With respect to any Owned Real Property or Leased Real Property, the ALTA survey relating thereto as set forth in the Company Disclosure Schedule.

        Surviving Corporation: Defined in Section 1.01.

        Target Company or Target Companies: The Surviving Corporation and/or each and every Company Subsidiary that is a corporation (or an entity regarded as a corporation for purposes of United States federal Income Taxes) of which the Surviving Corporation directly or indirectly through other corporations or entities owns at least the amount of stock and value described in Code Section 1504(a)(2) and the Treasury Regulations interpreting it.

        Tax or Taxes: All taxes, governmental fees, charges and assessments (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, environmental, estimated, excise or property taxes, together with any interest, or penalties, addition to Tax or additional amount imposed with respect thereto.

        Tax Laws: The Code or any federal, state, county, local or foreign Laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

        Taxing Authority: Any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Tax.

        Terminating Employee: Defined in Section 7.05.

        Termination Date: Defined in Section 9.01(b).

        Title Company: Lawyers Title Insurance Corporation.

        Title Policies: The title insurance policies relating to the Owned Real Property and the Leased Real Property, as set forth in the Company Disclosure Schedule.

        Title/Survey Defect: Any monetary Lien, other than a monetary Lien which is a Permitted Lien, and any title or survey defect that adversely affects both the current use and the marketability of any of the Properties; provided that “Title/Survey Defect” shall not include any matter that would otherwise be a Title/Survey Defect if the related Title/Survey Defect Amount is individually $10,000 or less or if such matter has been cured by Company prior to Closing.

        Title/Survey Defect Amount: With respect to any Title/Survey Defect, (i) the cost of curing such Title/Survey Defect utilizing the lowest-cost commercially reasonable methods, or (ii) if such Title/Survey Defect cannot be cured, the excess of the value of such Property without such Title/Survey Defect over the value of such Property with such Title/Survey Defect assuming, in each case, the continued use of such Property as an assisted living facility.

        Title/Survey Inspection Period: Defined in Section 7.02(a).

        Total Debt: The principal amount (both short term and long term) set forth on the Final Adjusted Closing Balance Sheet in respect of (without duplication) (i) borrowed money, bonds, debentures, notes or similar instruments (including mortgages payable and permanent loans payable), (ii) drawings under lines of credit and (iii) capital lease debt or capital lease financing obligations, in each case excluding (x) all costs, fees, premiums and other charges associated with or related to the early retirement or prepayment and/or assumption of indebtedness and/or assignment or other transfer of any Lease and (y) the interest portion of future minimum payments of capital leases.

        Treasury Regulations: The federal Income Tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time, and shall also include proposed and temporary regulations and proposed amendments to Treasury Regulations, as they shall exist from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of predecessor or successor Treasury Regulations.

        WARN Act: Defined in Section 7.06.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

FIVE STAR QUALITY CARE, INC.

By: /s/ Evrett W. Benton
      Name: Evrett W. Benton
      Title: President

FVE ACQUISITION INC.

By: /s/ Evrett W. Benton
      Name: Evrett W. Benton
      Title: President

LTA HOLDINGS, INC.

By: /s/ W. P. Mulloy II
      Name: W. P. Mulloy II
Title: President/CEO

The following exhibits and schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibit A
Exhibit B
Exhibit C
Exhibit D
Exhibit E-1
Exhibit E-2
Exhibit E-3
Exhibit F

Section 4.02
Section 4.03
Section 4.05
Section 4.06
Section 4.08
Section 4.10(a)
Section 4.11
Section 4.12
Section 4.13(c)(i)
Section 4.13(c)(ii)
Section 4.14
Section 4.15
Section 4.17
Section 4.18
Section 4.19
Section 4.20
Section 4.22
Section 6.01
Section 6.02
Section 7.16
Section 7.20
Section 8.03(e)(i)(A)
Section 8.03(e)(i)(B)
Section 8.03(e)(ii)	Letter of Transmittal
Adjustments
Agreed Upon Procedures
Commitment Letter
Parent Press Release
Senior Housing Properties Trust Press Release
Company Press Release
Company Facility Units

Capitalization
Subsidiaries
Consents and Approvals
Financial Statements
Litigation
Material Contracts
Taxes
Title to Properties; Encumbrances
Community Operating Licenses
Other Permits
Company Facilities
Rent Rolls
Employee Benefit Plans; ERISA
Insurance
Intellectual Property
Affiliate Agreements
Bank Accounts
Conduct of Business By Company Pending the Merger
Conduct of Business By Company After the Determination Date
Form of Letter Agreement
Conversion Subsidiaries
List of Lender Merger Consents
List of Lender Sale-Leaseback Consents
List of Prepaid Debt